FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-207567-04

-----Original Message-----

Sent: Friday, December 09, 2016 1:58 PM

Subject: CFCRE 2016-C7 **FINAL PRICING DETAILS** PUBLIC

CFCRE 2016-C7 - NEW ISSUE CMBS **PUBLIC PRICED**

JOINT BOOKRUNNERS & CO-LEAD MANAGERS: CANTOR FITZGERALD & CO., SOCIETE GENERALE and UBS SECURITIES LLC

CO-MANAGER: CASTLEOAK SECURITIES, L.P.

RATING AGENCIES: FITCH, KROLL & MOODY'S

**PUBLIC OFFERED CERTIFICATES**

CLASS	RATING (F/K/M)	SIZE ($MM)	WAL	COUPON	PRICE	YIELD	SPREAD
A-1	AAAsf/AAA(sf)/Aaa(sf)	20.266	2.76	1.9713	99.99992%	1.9608%	S+45
A-SB	AAAsf/AAA(sf)/Aaa(sf)	28.337	7.13	3.6436	102.99970%	3.1780%	S+106
A-2	AAAsf/AAA(sf)/Aaa(sf)	184.000	9.83	3.5853	100.99940%	3.4794%	S+117
A-3	AAAsf/AAA(sf)/Aaa(sf)	224.436	9.92	3.8385	102.99931%	3.4944%	S+118
A-M	AAAsf/AAA(sf)/Aa1(sf)	42.439	9.97	4.1615	102.99927%	3.8173%	S+150
B	AA-sf/AA(sf)/A1(sf)	35.095	9.97	**	102.99928%	4.0673%	S+175
C	A-sf/A(sf)/NR	32.645	9.97	WAC	96.17839%	5.0173%	S+270

** WAC-0.0804%

ANTICIPATED TIMING

Anticipated Settlement: December 21, 2016

The depositor has filed a registration statement (including the prospectus) with the Securities and Exchange Commission (File No. 333-207567) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the Securities and Exchange Commission for more complete information about the depositor, the issuing entity and this offering.

You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the depositor or Cantor Fitzgerald & Co., any other underwriter, or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling 1-212-915-1700 or by email to the following address: legal@ccre.com.

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Prepared by Sales/Trading staff of Cantor Fitzgerald & Co. ("Cantor") and is for information purposes only. Prices provided on customer inventories for which no specific transaction is being negotiated are indicative and not executable. Not an offer, solicitation or confirmation of terms. Information provided is believed reliable, but Cantor does not warrant its accuracy. Cantor may have positions in financial instruments mentioned, may have acquired such positions at prices no longer available, and may have interests different or adverse to your interests. No liability is accepted by Cantor for any loss that may arise from any use of the information contained herein or derived here from.